Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sunnyside Federal Savings and

Loan Association of Irvington

56 Main Street

Irvington, New York 10533

We hereby consent to the inclusion in the Application for Conversion of Sunnyside Federal Savings and Loan Association of Irvington (the “Association”) to be filed with the Office of the Comptroller of the Currency and the Registration Statement on Form S-1 to be filed by Sunnyside Bancorp, Inc. (the “Company”) of our report dated March 15, 2013 on our audit of the financial statements of the Association appearing in the Company’s prospectus and to the references to our Firm under the heading “Experts” in the prospectus.

May 14, 2013

534 UNION BOULEVARD   •   TOTOWA BORO, NJ   07512   •   973.595.5300 phone   •   973.595.5890 fax   •   www.fasbhome.com